Exhibit 99.1

Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2022

The Macerich Company
Earnings Results & Supplemental Information
For the Three and Twelve Months Ended December 31, 2022
Table of Contents

All information included in this supplemental financial package is unaudited, unless otherwise indicated.

The Macerich Company
Executive Summary
December 31, 2022

We own 47 million square feet of real estate consisting primarily of interests in 44 regional town centers that serve as community cornerstones. As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, our portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. We are firmly dedicated to advancing environmental goals, social good and sound corporate governance. As a recognized leader in sustainability, The Macerich Company (the “Company”) has achieved a #1 Global Real Estate Sustainability Benchmark (“GRESB”) ranking for the North American retail sector for eight years (2015-2022).

General Updates:

The operating fundamentals of our business remained strong during the fourth quarter of 2022. Occupancy continued to increase, leasing spreads were positive and we finished the year with the strongest annual leasing volumes for the Company in well over a decade. We believe the continued strong tenant demand during the past two years for space in our regional town centers bodes well for future occupancy growth. While the debt capital markets remain challenging, we continue to make good progress addressing the near-term maturities of our non-recourse mortgage debt, as further described below.

We recently announced two exciting redevelopment projects at Scottsdale Fashion Square and at Santa Monica Place. We currently expect to spend a combined approximately $80 million at our share on both projects, with an estimated, combined weighted average return on investment of 18%. Leasing is progressing well for both projects. Recently, we announced the addition of Arte Museum at Santa Monica Place, an immersive digital art destination, which is expected to occupy 48,000 square feet on the third level of the property. Scottsdale Fashion Square’s redevelopment will include luxury-focused retail and restaurant uses, anchored by a previously announced flagship Hermes, which is expected to open in late 2024.

We were pleased to meet with the investment community in Scottsdale, Arizona at our investor day in late November 2022. This was a prime opportunity for our investors and analysts to tour two of our best assets in the Phoenix market, Scottsdale Fashion Square and Kierland Commons, as well as to hear the Macerich story from several members of the executive team. We are grateful to all that attended, whether in person or virtually. For more information about the content presented, please visit the “Investor Day” page on our website at macerich.com/InvestorDay.

Results for the Quarter:

•The net income attributable to the Company was $1.7 million or $0.01 per share-diluted during the fourth quarter of 2022, compared to the net loss attributable to the Company of $17.1 million or $0.08 per share-diluted attributable to the Company for the quarter ended December 31, 2021.

•Funds from Operations (“FFO”), excluding financing expense in connection with Chandler Freehold was $119.5 million or $0.53 per share-diluted during the fourth quarter of 2022, compared to $118.7 million or $0.53 per share-diluted for FFO excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt for the quarter ended December 31, 2021.

•Same center net operating income (“NOI”), excluding lease termination income, increased 2.0% in the fourth quarter of 2022 compared to the fourth quarter of 2021, and increased 0.7% when including lease termination income. Same center NOI, excluding lease termination income, increased 7.5% year-to-date through December 31, 2022 compared to the same timeframe in 2021. This percentage increase was 7.3% when including lease termination income.

•Portfolio tenant sales per square foot for space less than 10,000 square feet for the trailing twelve months ended December 31, 2022 were $869 compared to $801 as of December 31, 2019. Portfolio tenant sales in 2022 from comparable spaces less than 10,000 square feet increased 2.8% compared to 2021.

•Portfolio occupancy as of December 31, 2022 was 92.6%, a 1.1% increase compared to the 91.5% occupancy rate at December 31, 2021, and a 0.5% sequential increase compared to the 92.1% occupancy rate at September 30, 2022.

•Re-leasing spreads were 4.0% greater than expiring base rent for the twelve months ended December 31, 2022.

•During 2022, we leased 3.8 million square feet of space, which represents the strongest year of leasing volume for the Company when measured on a comparable center basis since prior to the Global Financial Crisis. This leasing volume represented a 19% increase in the number of leases and a 10% increase in the amount of square footage leased during 2021, which was also an extremely strong leasing year for Macerich.

The Macerich Company
Executive Summary
December 31, 2022
Balance Sheet:

During the fourth quarter of 2022 and in early 2023, our mortgage refinancing and extension activity included the following:

•On November 14, 2022, our joint venture closed a four-year extension on the $503 million loan on Washington Square. $15 million of the loan was repaid at closing by the joint venture ($9 million at our share). The extended loan bears interest at a floating rate of SOFR + 4.0%, subject to an interest rate cap agreement, and matures on November 1, 2026, including extension options.

•On December 9, 2022, we closed a three-year extension, on the $300 million loan on Santa Monica Place. None of the loan amount was repaid at closing. The extended loan bears interest at a floating rate of LIBOR + 1.48% and matures on December 9, 2025, including extension options.

•On January 3, 2023, we closed a $370 million, five-year refinance of the previous $363 million of combined loans that formerly encumbered Green Acres Mall and Green Acres Commons, both of which were scheduled to mature during the first quarter of 2023. The new loan bears interest at a fixed rate of 5.90%, is interest only during the entire loan term and matures on January 6, 2028.

•Our joint venture that owns Scottsdale Fashion Square in Scottsdale, AZ is in the process of refinancing the existing $406 million mortgage loan. We expect the new loan will be a $700 million, five-year, fixed-rate loan, which would generate nearly $150 million of incremental liquidity for Macerich at our share. We expect to close this loan during the first quarter of 2023.

As of December 31, 2022, we had approximately $512 million of liquidity, including unrestricted cash on hand totaling approximately $158 million, with the balance representing available capacity on our revolving line of credit.

2023 Earnings Guidance:

At this time, we are issuing our 2023 guidance for both estimated EPS-diluted and FFO per share-diluted, excluding financing expense in connection with Chandler Freehold. The following is a reconciliation of estimated EPS-diluted to FFO per share-diluted, excluding financing expense in connection with Chandler Freehold:

	Fiscal Year 2023 Guidance
EPS-diluted	($0.13)	-	($0.03)
Plus: real estate depreciation and amortization	1.88	-	1.88
Plus: loss on sale or write-down of depreciable assets	—	-	—
FFO per share-diluted	1.75	-	1.85
Plus: impact of financing expense in connection with Chandler Freehold	—	-	—
FFO per share – diluted, excluding financing expense in connection with Chandler Freehold	$1.75	-	$1.85

This guidance does not assume any sale of common equity during 2023. These estimates do not include potential future gains or losses or the impact on operating results from possible, future, material property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

More details of the guidance assumptions are included on page 15.

Dividend:

On January 26, 2023, we declared a quarterly cash dividend of $0.17 per share of common stock. The dividend is payable on March 3, 2023 to stockholders of record at the close of business on February 17, 2023.

Investor Conference Call:

We will provide an online Web simulcast and rebroadcast of our quarterly earnings conference call. The call will be available on The Macerich Company’s website at www.macerich.com (Investors Section). The call begins on February 7, 2023 at 10:00 a.m. Pacific Time. To listen to the call, please visit the website at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investors Section) will be available for one year after the call.

The Macerich Company
Executive Summary
December 31, 2022
About Macerich and this Document:

The Company is a fully integrated, self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional town centers throughout the United States. The Company is the sole general partner of, and owns a majority of the ownership interests in, The Macerich Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) and conducts all of its operations through the Operating Partnership and the Company’s management companies.

As of December 31, 2022, the Operating Partnership owned or had an ownership interest in 47 million square feet of gross leasable area (“GLA”) consisting primarily of interests in 44 regional town centers (many of which include mixed-uses), five community/power shopping centers, one office property and one redevelopment property. These 51 centers (which include any adjoining mixed-use improvements) are referred to hereinafter as the “Centers” unless the context requires otherwise.

All references to the Company in this document include the Company, those entities owned or controlled by the Company and predecessors of the Company, unless the context indicates otherwise.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at https://investing.macerich.com/, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found though social media platforms such as LinkedIn and Twitter.

The Company presents certain measures in this document on a pro rata basis which represents (i) the measure on a consolidated basis, minus the Company’s partners’ share of the measure from its consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of the measure from its unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that these measures provide useful information to investors regarding its financial condition and/or results of operations because they include the Company’s share of the applicable amount from unconsolidated joint ventures and exclude the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and the Company believes that presenting various measures in this manner can help investors better understand the Company’s financial condition and/or results of operations after taking into account its economic interest in these joint ventures. Management also uses these measures to evaluate regional property level performance and to make decisions about resource allocations. The Company’s economic interest (as distinct from its legal ownership interest) in certain of its joint ventures could fluctuate from time to time and may not wholly align with its legal ownership interests because of provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses, payments of preferred returns and control over major decisions. Additionally, the Company does not control its unconsolidated joint ventures and the presentation of certain items, such as assets, liabilities, revenues and expenses, from these unconsolidated joint ventures does not represent the Company’s legal claim to such items.

Note: This document contains statements that constitute forward-looking statements which can be identified by the use of words, such as “will,” “expects,” “anticipates,” “assumes,” “believes,” “estimated,” “guidance,” “projects,” “scheduled” and similar expressions that do not relate to historical matters, and includes expectations regarding the Company’s future operational results as well as development, redevelopment and expansion activities. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, as well as global, national, regional and local economic and business conditions, including the impact of rising interest rates and inflation, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates, terms and payments, interest rate fluctuations, availability, terms and cost of financing, and cost of operating and capital expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment (including rising inflation, supply chain disruptions and construction delays), and acquisitions and dispositions; the adverse impacts from COVID-19 or any future pandemic, epidemic or outbreak of any other highly infectious disease on the U.S., regional and global economies and the financial condition and results of operations of the Company and its tenants; the liquidity of real estate investments; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities or other acts of violence which could adversely affect all of the above factors. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2021 for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events unless required by law to do so.
(See attached tables)

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2022	2021	2022	2021
Revenues:
Leasing revenue	$212,952	$213,889	$800,548	$787,547
Other income	8,193	8,476	30,104	33,867
Management Companies’ revenues	7,080	7,037	28,512	26,023
Total revenues	228,225	229,402	859,164	847,437
Expenses:
Shopping center and operating expenses	72,542	80,510	289,884	295,016
Management Companies' operating expenses	16,557	16,565	67,799	61,030
Leasing expenses	8,207	6,835	32,670	24,838
REIT general and administrative expenses	7,082	7,691	27,164	30,056
Depreciation and amortization	73,559	79,638	291,612	311,129
Interest expense (a)	59,171	43,533	216,851	192,679
Loss on extinguishment of debt	—	—	—	1,007
Total expenses	237,118	234,772	925,980	915,755
Equity in income (loss) of unconsolidated joint ventures	11,166	(4,523)	(5,256)	15,689
Income tax benefit (expense)	258	2,504	(705)	(6,948)
Gain (loss) on sale or write down of assets, net	931	(17,616)	7,698	75,740
Net income (loss)	3,462	(25,005)	(65,079)	16,163
Less net income (loss) attributable to noncontrolling interests	1,773	(7,934)	989	1,900
Net income (loss) attributable to the Company	$1,689	$(17,071)	$(66,068)	$14,263
Weighted average number of shares outstanding - basic	215,178	213,955	215,031	198,070
Weighted average shares outstanding, assuming full conversion of OP Units (b)	223,802	223,164	223,678	207,991
Weighted average shares outstanding - Funds From Operations ("FFO") - diluted (b)	223,802	223,164	223,678	207,991
Earnings per share ("EPS") - basic	$0.01	$(0.08)	$(0.31)	$0.07
EPS - diluted	$0.01	$(0.08)	$(0.31)	$0.07
Dividend paid per share	$0.17	$0.15	$0.62	$0.60
FFO - basic and diluted (b) (c)	$109,931	$119,596	$404,632	$423,145
FFO—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$119,504	$118,666	$437,534	$422,190
FFO—basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt (b) (c)	$119,504	$118,666	$437,534	$423,197
FFO per share—basic and diluted (b) (c)	$0.49	$0.54	$1.81	$2.03
FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold (b) (c)	$0.53	$0.53	$1.96	$2.03
FFO per share—basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt (b) (c)	$0.53	$0.53	$1.96	$2.03

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(a)The Company accounts for its investment in the Chandler Fashion Center and Freehold Raceway Mall ("Chandler Freehold") joint venture as a financing arrangement. As a result, the Company has included in interest expense (i) an expense of $9,396 and $24,233 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2022, respectively; and a credit of $2,782 and $15,390 to adjust for the change in the fair value of the financing arrangement obligation during the three and twelve months ended December 31, 2021, respectively; (ii) distributions of $1,794 and $1,833 to its partner representing the partner's share of net income for the three and twelve months ended December 31, 2022, respectively; and $646 and ($2,763) to its partner representing the partner's share of net income (loss) for the three and twelve months ended December 31, 2021, respectively; and (iii) distributions of $177 and $8,669 to its partner in excess of the partner's share of net income for the three and twelve months ended December 31, 2022, respectively; and $1,852 and $14,435 to its partner in excess of the partner's share of net income for the three and twelve months ended December 31, 2021, respectively.

(b)The Operating Partnership has operating partnership units (“OP units”). OP units can be converted into shares of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans, stock warrants and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation.

(c)The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (“GAAP”) measures. The National Association of Real Estate Investment Trusts (“Nareit”) defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization, impairment write-downs of real estate and write-downs of investments in an affiliate where the write-downs have been driven by a decrease in the value of real estate held by the affiliate and after adjustments for unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis.

The Company accounts for its joint venture in Chandler Freehold as a financing arrangement. In connection with this treatment, the Company recognizes financing expense on (i) the changes in fair value of the financing arrangement, (ii) any payments to such joint venture partner equal to their pro rata share of net income and (iii) any payments to such joint venture partner less than or in excess of their pro rata share of net income. The Company excludes the noted expenses related to the changes in fair value and for the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Company also presents FFO excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt.

FFO and FFO on a diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes that such a presentation also provides investors with a more meaningful measure of its operating results in comparison to the operating results of other REITs. In addition, the Company believes that FFO excluding financing expense in connection with Chandler Freehold and non-routine costs associated with extinguishment of debt provide useful supplemental information regarding the Company's performance as it shows a more meaningful and consistent comparison of the Company's operating performance and allows investors to more easily compare the Company's results. The Company believes that FFO on a diluted basis is a measure investors find most useful in measuring the dilutive impact of convertible securities.

The Company further believes that FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income (loss) as defined by GAAP, and is not indicative of cash available to fund all cash flow needs. The Company also cautions that FFO as presented, may not be comparable to similarly titled measures reported by other REITs.

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of net income (loss) attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2022	2021	2022	2021
Net income (loss) attributable to the Company	$1,689	($17,071)	($66,068)	$14,263
Adjustments to reconcile net income (loss) attributable to the Company to FFO attributable to common stockholders and unit holders - basic and diluted:
Noncontrolling interests in the OP	69	(939)	(2,660)	714
(Gain) loss on sale or write down of consolidated assets, net	(931)	17,616	(7,698)	(75,740)
Add: gain on undepreciated asset sales from consolidated assets	499	5,637	16,091	19,461
Loss on write down of consolidated non-real estate assets	—	—	(2,000)	(2,200)
Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	472	3,879	6,287	9,732
(Gain) loss on sale or write down of assets from unconsolidated joint ventures (pro rata), net	(663)	4,890	19,397	4,931
Add: gain on undepreciated asset sales from unconsolidated joint ventures (pro rata)	678	55	7,794	93
Depreciation and amortization on consolidated assets	73,559	79,638	291,612	311,129
Less depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(3,616)	(15,906)	(21,592)	(29,239)
Depreciation and amortization on unconsolidated joint ventures (pro rata)	42,712	44,819	176,303	182,956
Less: depreciation on personal property	(4,537)	(3,022)	(12,834)	(12,955)
FFO attributable to common stockholders and unit holders - basic and diluted	109,931	119,596	404,632	423,145
Financing expense in connection with Chandler Freehold	9,573	(930)	32,902	(955)
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold—basic and diluted	119,504	118,666	437,534	422,190
Loss on extinguishment of debt	—	—	—	1,007
FFO attributable to common stockholders and unit holders, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt—basic and diluted	$119,504	$118,666	$437,534	$423,197

Reconciliation of EPS to FFO per share—diluted (c):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2022	2021	2022	2021
EPS - diluted	$0.01	$(0.08)	$(0.31)	$0.07
Per share impact of depreciation and amortization of real estate	0.48	0.48	1.94	2.17
Per share impact of loss (gain) on sale or write down of assets, net	—	0.14	0.18	(0.21)
FFO per share - basic and diluted	0.49	0.54	1.81	2.03
Per share impact of financing expense in connection with Chandler Freehold.	0.04	(0.01)	0.15	—
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold	0.53	0.53	1.96	2.03
Per share impact of loss on extinguishment of debt	—	—	—	—
FFO per share - basic and diluted, excluding financing expense in connection with Chandler Freehold and loss on extinguishment of debt	$0.53	$0.53	$1.96	$2.03

THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Reconciliation of Net income (loss) attributable to the Company to Adjusted EBITDA, to Net Operating Income ("NOI") and to NOI - Same Centers:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	Unaudited		Unaudited
	2022	2021	2022	2021
Net income (loss) attributable to the Company	$1,689	$(17,071)	($66,068)	$14,263
Interest expense - consolidated assets	59,171	43,533	216,851	192,679
Interest expense - unconsolidated joint ventures (pro rata)	28,969	25,986	105,835	105,526
Depreciation and amortization - consolidated assets	73,559	79,638	291,612	311,129
Depreciation and amortization - unconsolidated joint ventures (pro rata)	42,712	44,819	176,303	182,956
Noncontrolling interests in the OP	69	(939)	(2,660)	714
Less: Interest expense and depreciation and amortization allocable to noncontrolling interests in consolidated joint ventures	(9,039)	(20,484)	(38,278)	(42,244)
Loss on extinguishment of debt	—	—	—	1,007
(Gain) loss on sale or write down of assets, net - consolidated assets	(931)	17,616	(7,698)	(75,740)
(Gain) loss on sale or write down of assets, net - unconsolidated joint ventures (pro rata)	(663)	4,890	19,397	4,931
Add: Noncontrolling interests share of gain on sale or write-down of consolidated joint ventures, net	472	3,879	6,287	9,732
Income tax (benefit) expense	(258)	(2,504)	705	6,948
Distributions on preferred units	87	86	348	357
Adjusted EBITDA (d)	195,837	179,449	702,634	712,258
REIT general and administrative expenses	7,082	7,691	27,164	30,056
Management Companies' revenues	(7,080)	(7,037)	(28,512)	(26,023)
Management Companies' operating expenses	16,557	16,565	67,799	61,030
Leasing expenses, including joint ventures at pro rata	8,923	7,351	35,451	27,212
Straight-line and above/below market adjustments	(4,424)	2,703	(11,190)	(17,639)
NOI—All Centers	216,895	206,722	793,346	786,894
NOI of non-Same Centers	(1,002)	7,733	(4,283)	(51,263)
NOI—Same Centers (e)	215,893	214,455	789,063	735,631
Lease termination income of Same Centers	(350)	(3,192)	(25,226)	(25,046)
NOI—Same Centers, excluding lease termination income (e)	$215,543	$211,263	$763,837	$710,585
NOI—Same Centers percentage change, including lease termination income (e)	0.67%		7.26%
NOI—Same Centers percentage change, excluding lease termination income (e)	2.03%		7.49%

(d)Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, noncontrolling interests in the OP, extraordinary items, loss (gain) on remeasurement, sale or write down of assets, loss (gain) on extinguishment of debt and preferred dividends and includes joint ventures at their pro rata share. Management considers Adjusted EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. The Company believes that Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. The Company also cautions that Adjusted EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(e)The Company presents Same Center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same Center NOI is calculated using total Adjusted EBITDA and eliminating the impact of the Management Companies’ revenues and operating expenses, leasing expenses (including joint ventures at pro rata), the Company’s REIT general and administrative expenses and the straight-line and above/below market adjustments to minimum rents and subtracting out NOI from non-Same Centers. The Company also presents Same Center NOI, excluding lease termination income, as the Company believes that it is useful for investors to evaluate operating performance without the impact of lease termination income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Information and Market Capitalization

		Period Ended
	12/31/2022	12/31/2021	12/31/2020
	(dollars in thousands, except per share data)
Closing common stock price per share	$11.26	$17.28	$10.67
52 week high	$19.18	$25.99	$26.98
52 week low	$7.40	$10.31	$4.81
Shares outstanding at end of period
Class A non participating convertible preferred units	99,565	99,565	103,235
Common shares and partnership units	224,230,924	223,474,639	160,751,189
Total common and equivalent shares/units outstanding	224,330,489	223,574,204	160,854,424
Portfolio capitalization data
Total portfolio debt, including joint ventures at pro rata	$6,812,823	$6,977,458	$8,675,076
Equity market capitalization	2,525,961	3,863,362	1,716,317
Total market capitalization	$9,338,784	$10,840,820	$10,391,393
Debt as a percentage of total market capitalization	73.0%	64.4%	83.5%

Portfolio Capitalization at December 31, 2022

Floating Rate Debt 7.8%
Common Equity 27.0%
Fixed Rate Debt 65.2%

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Changes in Total Common and Equivalent Shares/Units

	Partnership Units	Company Common Shares	Class A Non-Participating Convertible Preferred Units	Total Common and Equivalent Shares/ Units
Balance as of December 31, 2021	8,677,582	214,797,057	99,565	223,574,204
Conversion of partnership units to cash	(2,901)	—	—	(2,901)
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	16,467	104,320	—	120,787
Balance as of March 31, 2022	8,691,148	214,901,377	99,565	223,692,090
Conversion of partnership units to cash	(26,136)	—	—	(26,136)
Conversion of partnership units to common shares	(34,551)	34,551	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	—	177,414	—	177,414
Balance as of June 30, 2022	8,630,461	215,113,342	99,565	223,843,368
Conversion of partnership units to common shares	(11,027)	11,027	—	—
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	1,465	21,772	—	23,237
Balance as of September 30, 2022	8,620,899	215,146,141	99,565	223,866,605
Issuance of stock/partnership units from restricted stock issuance or other share or unit-based plans	368,896	94,988	—	463,884
Balance as of December 31, 2022	8,989,795	215,241,129	99,565	224,330,489

THE MACERICH COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31,	For the Twelve Months Ended December 31,
	2022	2022
Revenues:
Leasing revenue	$212,952	$800,548
Other income	8,193	30,104
Management Companies' revenues	7,080	28,512
Total revenues	228,225	859,164
Expenses:
Shopping center and operating expenses	72,542	289,884
Management Companies' operating expenses	16,557	67,799
Leasing expenses	8,207	32,670
REIT general and administrative expenses	7,082	27,164
Depreciation and amortization	73,559	291,612
Interest expense	59,171	216,851
Total expenses	237,118	925,980
Equity in income (loss) of unconsolidated joint ventures	11,166	(5,256)
Income tax benefit (expense)	258	(705)
Gain on sale or write down of assets, net	931	7,698
Net income (loss)	3,462	(65,079)
Less net income attributable to noncontrolling interests	1,773	989
Net income (loss) attributable to the Company	$1,689	$(66,068)

THE MACERICH COMPANY
CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of December 31, 2022
(Dollars in thousands)

ASSETS:
Property, net (a)	$6,127,790
Cash and cash equivalents	100,320
Restricted cash	80,819
Tenant and other receivables, net	183,593
Right-of-use assets, net	126,606
Deferred charges and other assets, net	247,424
Due from affiliates	3,299
Investments in unconsolidated joint ventures	1,224,288
Total assets	$8,094,139

LIABILITIES AND EQUITY:
Mortgage notes payable	$4,240,596
Bank and other notes payable	163,117
Accounts payable and accrued expenses	63,107
Lease liabilities	94,911
Other accrued liabilities	318,745
Distributions in excess of investments in unconsolidated joint ventures	121,093
Financing arrangement obligation	143,221
Total liabilities	5,144,790
Commitments and contingencies
Equity:
Stockholders' equity:
Common stock	2,151
Additional paid-in capital	5,506,084
Accumulated deficit	(2,643,094)
Accumulated other comprehensive income	632
Total stockholders' equity	2,865,773
Noncontrolling interests	83,576
Total equity	2,949,349
Total liabilities and equity	$8,094,139

(a)Includes construction in progress of $218,859.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	For the Three Months Ended December 31, 2022		For the Twelve Months Ended December 31, 2022
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
Revenues:
Leasing revenue	$(12,604)	$114,754	$(46,363)	$431,363
Other income	(1,047)	2,463	(4,345)	4,141
Total revenues	(13,651)	117,217	(50,708)	435,504
Expenses:
Shopping center and operating expenses	(3,253)	34,190	(14,352)	135,727
Leasing expense	(127)	843	(716)	3,498
Depreciation and amortization	(3,616)	42,712	(21,592)	176,303
Interest expense	(5,423)	28,969	(16,686)	105,835
Total expenses	(12,419)	106,714	(53,346)	421,363
Equity in (income) loss of unconsolidated joint ventures	—	(11,166)	—	5,256
Gain/loss on sale or write down of assets, net	(472)	663	(6,287)	(19,397)
Net income	(1,704)	—	(3,649)	—
Less net income attributable to noncontrolling interests	(1,704)		(3,649)
Net income attributable to the Company	$—	$—	$—	$—

(a)Represents the Company’s partners’ share of consolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS)

	As of December 31, 2022
	Noncontrolling Interests of Consolidated Joint Ventures (a)	Company's Share of Unconsolidated Joint Ventures
ASSETS:
Property, net (b)	$(463,135)	$3,826,328
Cash and cash equivalents	(17,858)	75,905
Restricted cash	(3,009)	16,013
Tenant and other receivables, net	(11,544)	94,768
Right-of-use assets, net	(534)	69,080
Deferred charges and other assets, net	(25,334)	54,001
Due from affiliates	924	(1,811)
Investments in unconsolidated joint ventures, at equity	—	(1,224,288)
Total assets	$(520,490)	$2,909,996

LIABILITIES AND EQUITY:
Mortgage notes payable	$(411,910)	$2,821,020
Accounts payable and accrued expenses	(3,619)	45,426
Lease liabilities	(2,016)	68,429
Other accrued liabilities	(51,784)	96,214
Distributions in excess of investments in unconsolidated joint ventures	—	(121,093)
Financing arrangement obligation	(143,221)	—
Total liabilities	(612,550)	2,909,996
Equity:
Stockholders' equity	55,916	—
Noncontrolling interests	36,144	—
Total equity	92,060	—
Total liabilities and equity	$(520,490)	$2,909,996

(a)Represents the Company's partners' share of consolidated joint ventures.

(b)This includes $6,450 of construction in progress relating to the Company's partners' share from consolidated joint ventures and $294,467 of construction in progress relating to the Company's share from unconsolidated joint ventures.

THE MACERICH COMPANY
NON-GAAP PRO RATA SCHEDULE OF LEASING REVENUE (UNAUDITED)
(Dollars in thousands)

	For the Three Months Ended December 31, 2022
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents	$125,569	$(6,819)	$118,750	$69,999	$188,749
Percentage rents	23,503	(2,063)	21,440	17,087	38,527
Tenant recoveries	55,062	(2,990)	52,072	24,806	76,878
Other	9,747	(503)	9,244	3,587	12,831
Bad debt expense	(929)	(229)	(1,158)	(725)	(1,883)
Total leasing revenue	$212,952	$(12,604)	$200,348	$114,754	$315,102

	For the Twelve Months Ended December 31, 2022
	Consolidated	Non- Controlling Interests (a)	Company's Consolidated Share	Company's Share of Unconsolidated Joint Ventures	Company's Total Share
Revenues:
Minimum rents	$497,412	$(27,584)	$469,828	$288,764	$758,592
Percentage rents	49,475	(4,971)	44,504	32,217	76,721
Tenant recoveries	220,812	(12,324)	208,488	100,488	308,976
Other	32,193	(1,557)	30,636	10,801	41,437
Bad debt income (expense)	656	73	729	(907)	(178)
Total leasing revenue	$800,548	$(46,363)	$754,185	$431,363	$1,185,548

(a)Represents the Company’s partners’ share of consolidated joint ventures.

The Macerich Company
2023 Earnings Guidance (unaudited)
At this time, we are issuing our initial 2023 guidance for both estimated EPS-diluted and FFO per share-diluted, excluding financing expense in connection with Chandler Freehold. The following is a reconciliation of estimated EPS-diluted to FFO per share-diluted, excluding financing expense in connection with Chandler Freehold:

	Fiscal Year 2023 Guidance
EPS-diluted	($0.13)	-	($0.03)
Plus: real estate depreciation and amortization	1.88	-	1.88
Plus: loss on sale or write-down of depreciable assets	—	-	—
FFO per share-diluted	1.75	-	1.85
Plus: impact of financing expense in connection with Chandler Freehold	—	-	—
FFO per share – diluted, excluding financing expense in connection with Chandler Freehold	$1.75	-	$1.85

This guidance does not assume any sale of common equity during 2023. These estimates do not include potential future gains or losses or the impact on operating results from possible future material property acquisitions or dispositions, other than land sales. There can be no assurance that our actual results will not differ from the estimates set forth above.

Underlying Assumptions to 2023 Guidance:

Cash Same Center Net Operating Income (“NOI”) Growth, excluding Lease Termination Income (a)	2.00%	-	3.00%

	Year 2023 ($ millions)(b)	Year 2023 FFO / Share Impact
Lease termination income	$10	$0.04
Straight-line rental income	$2	$0.01
Amortization of acquired above and below-market leases (net-revenue)	$7	$0.03
Interest expense (c)	$320	$1.43
Capitalized interest	$29	$0.13

(a)Excludes non-cash items of straight-line rental income and above/below market adjustments to minimum rent.

(b)All joint venture amounts included at pro rata.

(c)This amount represents the Company’s pro rata share of interest expense, excluding any financing expense in connection with Chandler Freehold, and is reduced by capitalized interest.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Supplemental FFO Information(a)

	As of December 31,
	2022	2021

	dollars in millions
Straight-line rent receivable	$172.2	$166.0

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021

	dollars in millions
Lease termination income	$0.4	$3.2	$25.2	$24.6
Straight-line rental income (expense)	$3.1	$(3.6)	$6.2	$12.9
Business development and parking income (b)	$17.9	$18.7	$61.2	$56.3
Gain on sales or write down of undepreciated assets	$1.2	$5.7	$23.9	$19.6
Amortization of acquired above and below-market leases, net revenue	$1.4	$0.9	$5.0	$4.7
Amortization of debt discounts, net	$(0.3)	$(0.3)	$(1.3)	$(1.3)
Bad debt expense (income) (c)	$1.9	$(2.4)	$0.2	$(7.4)
Leasing expense	$8.9	$7.4	$35.4	$27.2
Interest capitalized	$6.3	$6.3	$21.6	$22.9

Chandler Freehold financing arrangement (d):
Distributions equal to partners' share of net income (loss)	$1.8	$0.6	$1.8	$(2.8)
Distributions in excess of partners' share of net income (e)	0.2	1.9	8.7	14.4
Fair value adjustment (e)	9.4	(2.8)	24.2	(15.4)
Total Chandler Freehold financing arrangement expense (d)	$11.4	$(0.3)	$34.7	$(3.8)

(a)All joint venture amounts included at pro rata.

(b)Included in leasing revenue and other income.

(c)Included in leasing revenue.

(d)Included in interest expense.

(e)The Company presents FFO excluding the expenses related to changes in fair value of the financing arrangement and the payments to such joint venture partner less than or in excess of their pro rata share of net income.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Capital Expenditures(a)

	For the Twelve Months Ended December 31,
	2022	2021	2020
	dollars in millions
Consolidated Centers
Acquisitions of property, building improvement and equipment (b)	$49.5	$18.7	$9.6
Development, redevelopment, expansions and renovations of Centers	55.5	46.3	38.4
Tenant allowances	25.0	22.1	12.4
Deferred leasing charges	2.4	2.6	3.0
Total	$132.4	$89.7	$63.4
Unconsolidated Joint Venture Centers
Acquisitions of property, building improvement and equipment	$13.2	$18.8	$6.5
Development, redevelopment, expansions and renovations of Centers	74.6	48.5	109.9
Tenant allowances	16.8	11.6	4.8
Deferred leasing charges	4.1	2.9	2.1
Total	$108.7	$81.8	$123.3

(a)All joint venture amounts at pro rata.

(b)This includes the Company's acquisition of their partners' 50% share in two former Sears parcels in the Macerich Seritage Portfolio on August 2, 2022 for $24.5 million, net cash paid. The Company now owns 100% of these two parcels.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Trailing Twelve Month Sales Per Square Foot (a)

	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2022	$738	$1,034	$869
12/31/2019 (b)	$646	$998	$801

(a)Sales are based on reports by retailers leasing mall and freestanding stores for the trailing 12 months for tenants that have occupied such stores for a minimum of 12 months. Sales per square foot are based on tenants 10,000 square feet and under for regional town Centers. Sales per square foot exclude Centers under development and redevelopment.

(b)Sales per square foot are compared to the trailing twelve months ended December 31, 2019, the most immediately comparative period prior to the COVID-19 pandemic.

Trailing Twelve Month Sales Per Square Foot
$869
$801
December 2022
December 2019

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Portfolio Occupancy(a)

Period Ended	Consolidated Centers	Unconsolidated Joint Venture Centers	Total Centers
12/31/2022	92.7%	92.5%	92.6%
12/31/2021	90.7%	92.4%	91.5%
12/31/2020	89.6%	89.8%	89.7%

(a)Portfolio Occupancy is the percentage of mall and freestanding GLA leased as of the last day of the reporting period. Portfolio Occupancy excludes all Centers under development and redevelopment.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Average Base Rent Per Square Foot(a)

	Average Base Rent PSF(b)	Average Base Rent PSF on Leases Executed During the Twelve Months Ended(c)	Average Base Rent PSF on Leases Expiring During the Twelve Months Ended(d)
Consolidated Centers
12/31/2022	$60.72	$56.63	$56.44
12/31/2021	$59.86	$56.39	$55.91
12/31/2020	$59.63	$48.06	$52.60
Unconsolidated Joint Venture Centers
12/31/2022	$67.37	$69.88	$62.72
12/31/2021	$66.12	$66.98	$60.48
12/31/2020	$66.34	$57.23	$52.62
All Regional Town Centers
12/31/2022	$63.06	$60.48	$58.16
12/31/2021	$61.98	$60.02	$57.23
12/31/2020	$61.87	$50.69	$52.60

(a)Average base rent per square foot is based on spaces 10,000 square feet and under. All joint venture amounts are included at pro rata. Centers under development and redevelopment are excluded.

(b)Average base rent per square foot gives effect to the terms of each lease in effect, as of the applicable date, including any concessions, abatements and other adjustments or allowances that have been granted to the tenants.

(c)The average base rent per square foot on leases executed during the period represents the actual rent to be paid during the first twelve months.

(d)The average base rent per square foot on leases expiring during the period represents the final year minimum rent on a cash basis.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Cost of Occupancy

	For the Twelve Months Ended December 31, 2022	For the Twelve Months Ended December 31, 2019(a)

Consolidated Centers
Minimum rents	7.4%	9.1%
Percentage rents	1.1%	0.4%
Expense recoveries(b)	3.1%	3.6%
Total	11.6%	13.1%

Unconsolidated Joint Venture Centers
Minimum rents	6.5%	7.3%
Percentage rents	1.0%	0.3%
Expense recoveries(b)	2.8%	3.2%
Total	10.3%	10.8%

All Centers
Minimum rents	6.9%	8.1%
Percentage rents	1.1%	0.3%
Expense recoveries(b)	2.9%	3.4%
Total	10.9%	11.8%

(a)Cost of Occupancy is compared to the trailing twelve months ended December 31, 2019, the most immediately comparative period prior to the COVID-19 pandemic.

(b)Represents real estate tax and common area maintenance charges.

The Macerich Company
Supplemental Financial and Operating Information (unaudited)
Percentage of Net Operating Income by State

State	% of Portfolio 2022 Real Estate Pro Rata NOI(a)
California	27.6%
New York	22.2%
Arizona	17.9%
Pennsylvania & Virginia	9.6%
Colorado, Illinois & Missouri	7.8%
New Jersey & Connecticut	6.5%
Oregon	4.6%
Other(b)	3.8%
Total	100.0%

(a)The percentage of Portfolio 2022 Real Estate Pro Rata NOI excludes straight-line and above/below market adjustments to minimum rents. Portfolio 2022 Real Estate Pro Rata NOI excludes REIT general and administrative expenses, management company revenues, management company expenses and leasing expenses (including joint ventures at pro rata).

(b)“Other” includes Indiana, Iowa, Kentucky, North Dakota and Texas.

The Macerich Company
Property Listing
December 31, 2022
The following table sets forth certain information regarding the Centers and other locations that are wholly owned or partly owned by the Company.

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
	CONSOLIDATED CENTERS:
1	50.1%	Chandler Fashion Center Chandler, Arizona	2001/2002	ongoing	1,320,000
2	100%	Danbury Fair Mall Danbury, Connecticut	1986/2005	2016	1,275,000
3	100%	Desert Sky Mall Phoenix, Arizona	1981/2002	2007	710,000
4	100%	Eastland Mall(c) Evansville, Indiana	1978/1998	1996	1,017,000
5	50%	Fashion District Philadelphia Philadelphia, Pennsylvania	1977/2014	2019	803,000
6	100%	Fashion Outlets of Chicago Rosemont, Illinois	2013/—	—	528,000
7	100%	Fashion Outlets of Niagara Falls USA Niagara Falls, New York	1982/2011	2014	689,000
8	50.1%	Freehold Raceway Mall Freehold, New Jersey	1990/2005	2007	1,549,000
9	100%	Fresno Fashion Fair Fresno, California	1970/1996	2006	974,000
10	100%	Green Acres Mall(c) Valley Stream, New York	1956/2013	2016	2,042,000
11	100%	Inland Center San Bernardino, California	1966/2004	2016	630,000
12	100%	Kings Plaza Shopping Center(c) Brooklyn, New York	1971/2012	2018	1,146,000
13	100%	La Cumbre Plaza(c) Santa Barbara, California	1967/2004	1989	323,000
14	100%	NorthPark Mall Davenport, Iowa	1973/1998	2001	933,000
15	100%	Oaks, The Thousand Oaks, California	1978/2002	2017	1,206,000
16	100%	Pacific View Ventura, California	1965/1996	2001	886,000
17	100%	Queens Center(c) Queens, New York	1973/1995	2004	967,000
18	100%	Santa Monica Place Santa Monica, California	1980/1999	ongoing	527,000
19	84.9%	SanTan Village Regional Center Gilbert, Arizona	2007/—	2018	1,196,000
20	100%	SouthPark Mall Moline, Illinois	1974/1998	2015	854,000
21	100%	Stonewood Center(c) Downey, California	1953/1997	1991	922,000
22	100%	Superstition Springs Center Mesa, Arizona	1990/2002	2002	956,000
23	100%	Towne Mall Elizabethtown, Kentucky	1985/2005	1989	350,000

The Macerich Company
Property Listing
December 31, 2022

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
24	100%	Valley Mall Harrisonburg, Virginia	1978/1998	1992	502,000
25	100%	Valley River Center Eugene, Oregon	1969/2006	2007	813,000
26	100%	Victor Valley, Mall of Victorville, California	1986/2004	2012	578,000
27	100%	Vintage Faire Mall Modesto, California	1977/1996	ongoing	917,000
28	100%	Wilton Mall Saratoga Springs, New York	1990/2005	2020	708,000
		Total Consolidated Centers			25,321,000
UNCONSOLIDATED JOINT VENTURE CENTERS:
29	60%	Arrowhead Towne Center Glendale, Arizona	1993/2002	2015	1,082,000
30	50%	Biltmore Fashion Park Phoenix, Arizona	1963/2003	2020	600,000
31	50%	Broadway Plaza Walnut Creek, California	1951/1985	2016	995,000
32	50.1%	Corte Madera, The Village at Corte Madera, California	1985/1998	2020	501,000
33	50%	Country Club Plaza Kansas City, Missouri	1922/2016	2015	965,000
34	51%	Deptford Mall Deptford, New Jersey	1975/2006	2020	1,008,000
35	51%	Flatiron Crossing Broomfield, Colorado	2000/2002	2009	1,417,000
36	50%	Kierland Commons Phoenix, Arizona	1999/2005	2003	436,000
37	60%	Lakewood Center Lakewood, California	1953/1975	2008	1,979,000
38	60%	Los Cerritos Center Cerritos, California	1971/1999	2016	1,007,000
39	50%	Scottsdale Fashion Square Scottsdale, Arizona	1961/2002	ongoing	1,884,000
40	60%	South Plains Mall Lubbock, Texas	1972/1998	2017	1,136,000
41	51%	Twenty Ninth Street(c) Boulder, Colorado	1963/1979	2007	692,000
42	50%	Tysons Corner Center Tysons Corner, Virginia	1968/2005	2014	1,854,000
43	60%	Washington Square Portland, Oregon	1974/1999	2005	1,302,000
44	19%	West Acres Fargo, North Dakota	1972/1986	2001	692,000
		Total Unconsolidated Joint Venture Centers			17,550,000
		Total Regional Town Centers			42,871,000

The Macerich Company
Property Listing
December 31, 2022

Count	Company’s Ownership(a)	Name of Center/Location	Year of Original Construction/ Acquisition	Year of Most Recent Expansion/Renovation	Total GLA(b)
COMMUNITY / POWER CENTERS:
1	50%	Atlas Park, The Shops at(d) Queens, New York	2006/2011	2013	372,000
2	50%	Boulevard Shops(d) Chandler, Arizona	2001/2002	2004	185,000
3	100%	Southridge Center(e) Des Moines, Iowa	1975/1998	2013	800,000
4	100%	Superstition Springs Power Center(e) Mesa, Arizona	1990/2002	—	204,000
5	100%	The Marketplace at Flagstaff(c)(e) Flagstaff, Arizona	2007/—	—	268,000
		Total Community / Power Centers			1,829,000
OTHER ASSETS:
	100%	Various(e)	—	—	267,000
	25%	One Westside(d) Los Angeles, California	1985/1998	2022	680,000
	50%	Scottsdale Fashion Square-Office(d) Scottsdale, Arizona	1984/2002	2016	124,000
	50%	Tysons Corner Center-Office(d) Tysons Corner, Virginia	1999/2005	2012	169,000
	50%	Hyatt Regency Tysons Corner Center(d) Tysons Corner, Virginia	2015	2015	290,000
	50%	VITA Tysons Corner Center(d) Tysons Corner, Virginia	2015	2015	399,000
	50%	Tysons Tower(d) Tysons Corner, Virginia	2014	2014	531,000
OTHER ASSETS UNDER REDEVELOPMENT:
	5%	Paradise Valley Mall (d)(f) Phoenix, Arizona	1979/2002	ongoing	303,000
		Total Other Assets			2,763,000
		Grand Total			47,463,000

The Company owned or had an ownership interest in 44 regional town centers (including office, hotel and residential space adjacent to these shopping centers), five community/power shopping centers, one office and one redevelopment property. With the exception of the eight Centers indicated with footnote (c) in the table above, the underlying land controlled by the Company is owned in fee entirely by the Company, or, in the case of jointly-owned Centers, by the joint venture property partnership or limited liability company.

(a)The Company’s ownership interest in this table reflects its legal ownership interest. See footnotes (a) and (b) in the Joint Venture List regarding the legal versus economic ownership of joint venture entities.

(b)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(c)Portions of the land on which the Center is situated are subject to one or more long-term ground leases.

(d)Included in Unconsolidated Joint Venture Centers.

(e)Included in Consolidated Centers.

(f)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Joint Venture List
As of December 31, 2022
The following table sets forth certain information regarding the Centers and other operating properties that are not wholly owned by the Company. This list of properties includes unconsolidated joint ventures, consolidated joint ventures, and financing arrangements. The percentages shown are the effective legal ownership and economic ownership interests of the Company.

Properties	Legal Ownership(a)	Economic Ownership(b)	Joint Venture	Total GLA(c)
Arrowhead Towne Center	60%	60%	New River Associates LLC	1,082,000
Atlas Park, The Shops at	50%	50%	WMAP, L.L.C.	372,000
Biltmore Fashion Park	50%	50%	Biltmore Shopping Center Partners LLC	600,000
Boulevard Shops	50%	50%	Propcor II Associates, LLC	185,000
Broadway Plaza	50%	50%	Macerich HHF Broadway Plaza LLC	995,000
Chandler Fashion Center(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,320,000
Corte Madera, The Village at	50.1%	50.1%	Corte Madera Village, LLC	501,000
Country Club Plaza	50%	50%	Country Club Plaza KC Partners LLC	965,000
Deptford Mall	51%	51%	Macerich HHF Centers LLC	1,008,000
Fashion District Philadelphia	50%	(f)	Various Entities	803,000
FlatIron Crossing	51%	51%	Macerich HHF Centers LLC	1,417,000
Freehold Raceway Mall(d)(e)	50.1%	50.1%	Freehold Chandler Holdings LP	1,549,000
Hyatt Regency Tysons Corner Center	50%	50%	Tysons Corner Hotel I LLC	290,000
Kierland Commons	50%	50%	Kierland Commons Investment LLC	436,000
Lakewood Center	60%	60%	Pacific Premier Retail LLC	1,979,000
Los Angeles Premium Outlets	50%	50%	CAM-CARSON LLC	—
Los Cerritos Center(d)	60%	60%	Pacific Premier Retail LLC	1,007,000
Macerich Seritage Portfolio(g)	50%	50%	MS Portfolio LLC	458,000
One Westside	25%	25%	HPP-MAC WSP, LLC	680,000
Paradise Valley Mall(h)	5%	5%	PV Land SPE, LLC	303,000
SanTan Village Regional Center	84.9%	84.9%	Westcor SanTan Village LLC	1,196,000
Scottsdale Fashion Square	50%	50%	Scottsdale Fashion Square Partnership	1,884,000
Scottsdale Fashion Square-Office	50%	50%	Scottsdale Fashion Square Partnership	124,000
South Plains Mall	60%	60%	Pacific Premier Retail LLC	1,136,000
Twenty Ninth Street	51%	51%	Macerich HHF Centers LLC	692,000
Tysons Corner Center	50%	50%	Tysons Corner LLC	1,854,000
Tysons Corner Center-Office	50%	50%	Tysons Corner Property LLC	169,000
Tysons Tower	50%	50%	Tysons Corner Property LLC	531,000
VITA Tysons Corner Center	50%	50%	Tysons Corner Property LLC	399,000
Washington Square(d)	60%	60%	Pacific Premier Retail LLC	1,302,000
West Acres	19%	19%	West Acres Development, LLP	692,000

(a)This column reflects the Company’s legal ownership in the listed properties. Legal ownership may, at times, not equal the Company’s economic interest in the listed properties because of various provisions in certain joint venture agreements regarding distributions of cash flow based on capital account balances, allocations of profits and losses and payments of preferred returns. As a result, the Company’s actual economic interest (as distinct from its legal ownership interest) in certain of the properties could fluctuate from time to time and may not wholly align with its legal ownership interests. Substantially all of the Company’s joint venture agreements contain rights of first refusal, buy-sell provisions, exit rights, default dilution remedies and/or other break up provisions or remedies which are customary in real estate joint venture agreements and which may, positively or negatively, affect the ultimate realization of cash flow and/or capital or liquidation proceeds.

(b)Economic ownership represents the allocation of cash flow to the Company, except as noted below. In cases where the Company receives a current cash distribution greater than its legal ownership percentage due to a capital account greater than its legal ownership percentage, only the legal ownership percentage is shown in this column. The Company’s economic ownership of these properties may fluctuate based on a number of factors, including mortgage refinancings, partnership capital contributions and distributions, and proceeds and gains or losses from asset sales, and the matters set forth in the preceding paragraph.

(c)Includes GLA attributable to anchors (whether owned or non-owned) and mall and freestanding stores.

(d)These Centers have a former Sears store, each of which are owned by MS Portfolio LLC. See footnote (g) below. The GLA of the former Sears store, or tenant replacing the former Sears store, at these four Centers is included in Total GLA at the center level. The GLA for the former Sears store at these four Centers plus the GLA of the former Sears store at the wholly owned Center, Danbury Fair Mall, are also aggregated into the 458,000 square feet in the MS Portfolio LLC above.

The Macerich Company
Joint Venture List
As of December 31, 2022

(e)The joint venture entity was formed in September 2009. Upon liquidation of the partnership, distributions are made in the following order: to the third-party partner until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; to the Company until it receives a 13% internal rate of return on and of its aggregate unreturned capital contributions; and, thereafter, pro rata 35% to the third-party partner and 65% to the Company.

(f)On December 10, 2020, the Company made a loan (the "Partnership Loan") to the 50/50 joint venture that owns Fashion District Philadelphia to fund the entirety of a $100 million repayment to reduce the mortgage loan on Fashion District Philadelphia from $301 million to $201 million. On August 26, 2022 and November 28, 2022, the Company further increased the Partnership Loan to fund the entirety of an $83.1 million and $7.1 million respectively, repayment to further reduce the mortgage loan at Fashion District Philadelphia to $104.4 million. Pursuant to the joint venture partnership agreement, the Partnership Loan plus 15% accrued interest must first be repaid prior to the resumption of 50/50 cash distributions to the Company and its joint venture partner. The principal balance of the Partnership Loan at December 31, 2022 was $214.3 million.

(g)The joint venture was formed on April 30, 2015 and originally owned nine former Sears stores. The Company acquired 100% of one store and the joint venture sold another store on December 31, 2020 and the Company acquired 100% of two more stores on August 2, 2022. The joint venture now owns five stores (Chandler Fashion Center, Danbury Fair Mall, Freehold Raceway Mall, Los Cerritos Center, and Washington Square).

(h)On March 29, 2021, the Company sold the former Paradise Valley Mall for $100 million to a newly formed joint venture and retained a 5% joint venture interest. Construction started in Summer 2021 on the first phase of a multi-phase, multi-year project to convert this former regional town center Paradise Valley Mall into a mixed-use development with high-end grocery, restaurants, multi-family residences, offices, retail shops and other elements on the 92-acre site. The existing Costco and JC Penney stores currently remain open, while all of the other stores at the property have closed.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Debt Summary (at Company's pro rata share) (a)

	As of December 31, 2022
	Fixed Rate	Floating Rate	Total

	Dollars in thousands
Mortgage notes payable	$3,714,391	$526,205	$4,240,596
Bank and other notes payable	—	163,117	163,117
Total debt per Consolidated Balance Sheet	3,714,391	689,322	4,403,713
Adjustments:
Less: Noncontrolling interests or financing arrangement share of debt from consolidated joint ventures	(359,696)	(52,214)	(411,910)
Adjusted Consolidated Debt	3,354,695	637,108	3,991,803
Add: Company’s share of debt from unconsolidated joint ventures	2,730,774	90,246	2,821,020
Total Company’s Pro Rata Share of Debt	$6,085,469	$727,354	$6,812,823
Weighted average interest rate	4.33%	6.87%	4.60%
Weighted average maturity (years)			3.70

(a)The Company’s pro rata share of debt represents (i) consolidated debt, minus the Company’s partners’ share of the amount from consolidated joint ventures (calculated based upon the partners’ percentage ownership interest); plus (ii) the Company’s share of debt from unconsolidated joint ventures (calculated based upon the Company’s percentage ownership interest). Management believes that this measure provides useful information to investors regarding the Company’s financial condition because it includes the Company’s share of debt from unconsolidated joint ventures and, for consolidated debt, excludes the Company’s partners’ share from consolidated joint ventures, in each case presented on the same basis. The Company has several significant joint ventures and presenting its pro rata share of debt in this manner can help investors better understand the Company’s financial condition after taking into account the Company’s economic interest in these joint ventures. The Company’s pro rata share of debt should not be considered as a substitute to the Company’s total debt determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to the Company’s financial information prepared in accordance with GAAP.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

	As of December 31, 2022
Center/Entity (dollars in thousands)	Maturity Date	Effective Interest Rate (a)	Fixed	Floating	Total Debt Balance (a)
I. Consolidated Assets:
Towne Mall (b)	11/01/22	4.48%	$18,886	$—	$18,886
Green Acres Mall (c)	02/03/23	3.94%	237,372	—	237,372
Danbury Fair Mall	07/01/23	6.05%	148,207	—	148,207
Fashion Outlets of Niagara Falls USA	10/06/23	6.45%	90,514	—	90,514
Oaks, The	06/05/24	5.49%	165,934	—	165,934
Chandler Fashion Center (d)	07/05/24	4.18%	128,123	—	128,123
Victor Valley, Mall of	09/01/24	4.00%	114,908	—	114,908
Queens Center	01/01/25	3.49%	600,000	—	600,000
Vintage Faire Mall	03/06/26	3.55%	233,637	—	233,637
Fresno Fashion Fair	11/01/26	3.67%	324,255	—	324,255
SanTan Village Regional Center (e)	07/01/29	4.34%	186,370	—	186,370
Freehold Raceway Mall (d)	11/01/29	3.94%	199,838	—	199,838
Kings Plaza Shopping Center	01/01/30	3.71%	536,442	—	536,442
Fashion Outlets of Chicago	02/01/31	4.61%	299,354	—	299,354
Pacific View	05/06/32	5.45%	70,855	—	70,855
Total Fixed Rate Debt for Consolidated Assets		4.13%	$3,354,695	$—	$3,354,695
Green Acres Commons (c)	03/29/23	7.14%	$—	$125,256	$125,256
Fashion District Philadelphia (f),(g)	01/22/24	7.62%	—	52,214	52,214
The Macerich Partnership, L.P. - Line of Credit (f)	04/14/24	8.08%	—	163,117	163,117
Santa Monica Place (f)	12/09/25	6.19%	—	296,521	296,521
Total Floating Rate Debt for Consolidated Assets		6.98%	$—	$637,108	$637,108
Total Debt for Consolidated Assets		4.59%	$3,354,695	$637,108	$3,991,803
II. Unconsolidated Assets (At Company’s pro rata share):
Deptford Mall (51%)	04/03/23	3.55%	$82,470	$—	$82,470
Scottsdale Fashion Square (50%)	04/03/23	3.02%	203,117	—	203,117
Tysons Corner Center (50%)	01/01/24	4.13%	343,820	—	343,820
Paradise Valley (5%) (f)	09/29/24	5.00%	2,526	—	2,526
FlatIron Crossing (51%) (f),(h)	02/09/25	8.55%	87,667	—	87,667
South Plains Mall (60%)	11/06/25	4.22%	120,000	—	120,000
Twenty Ninth Street (51%)	02/06/26	4.10%	76,500	—	76,500
Country Club Plaza (50%)	04/01/26	3.88%	148,676	—	148,676
Lakewood Center (60%)	06/01/26	4.15%	202,014	—	202,014
Washington Square (60%) (f),(h)	11/01/26	8.17%	299,760	—	299,760
Atlas Park (50%) (f),(h)	11/09/26	7.77%	31,864	—	31,864
Kierland Commons (50%)	04/01/27	3.98%	99,969	—	99,969
Los Cerritos Center (60%)	11/01/27	4.00%	308,980	—	308,980
Arrowhead Towne Center (60%)	02/01/28	4.05%	236,520	—	236,520
Corte Madera, The Village at (50.1%)	09/01/28	3.53%	111,792	—	111,792
West Acres - Development (19%)	10/10/29	3.72%	884	—	884
Tysons Tower (50%)	10/11/29	3.38%	94,571	—	94,571
Broadway Plaza (50%)	04/01/30	4.19%	222,079	—	222,079
Tysons VITA (50%)	12/01/30	3.43%	44,541	—	44,541
West Acres (19%)	03/01/32	4.61%	13,024	—	13,024
Total Fixed Rate Debt for Unconsolidated Assets		4.57%	$2,730,774	$—	$2,730,774
Boulevard Shops (50%)	12/05/23	6.56%	$—	$11,466	$11,466
One Westside (25%) (f)	12/18/24	6.08%	—	78,780	78,780
Total Floating Rate Debt for Unconsolidated Assets		6.14%	$—	$90,246	$90,246
Total Debt for Unconsolidated Assets		4.62%	$2,730,774	$90,246	$2,821,020
Total Debt		4.60%	$6,085,469	$727,354	$6,812,823
Percentage to Total			89.32%	10.68%	100.00%

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Outstanding Debt by Maturity Date

(a)The debt balances include the unamortized debt premiums/discounts and loan finance costs. Debt premiums/discounts represent the excess of the fair value of debt over the principal value of debt assumed in various acquisitions. Debt premiums/discounts and loan finance costs are amortized into interest expense over the remaining term of the related debt in a manner that approximates the effective interest method. The annual interest rate in the table represents the effective interest rate, including the debt premiums/discounts and loan finance costs.

(b) The Company did not repay this loan on its maturity date, and has begun the process of transferring control of this asset to a receiver.

(c)On January 3, 2023, the Company closed a $370 million, five-year refinance of the combined loans that formerly encumbered Green Acres Mall and Green Acres Commons. The new loan bears interest at a fixed rate of 5.90%, is interest only during the entire loan term and matures on January 6, 2028.

(d)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 50.1%.

(e)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 84.9%.

(f)The maturity date assumes that all available extension options are fully exercised and that the Company and/or its affiliates do not opt to refinance the debt prior to these dates.

(g)The property is owned by a consolidated joint venture. The loan amount represents the Company's pro rata share of 50.0%.

(h)This loan requires an interest rate cap agreement to be in place at all times, which limits how high the prevailing floating loan rate index (i.e. LIBOR or SOFR) for the loan can rise. As of the date of this document, LIBOR/SOFR for this loan exceeded the strike interest rate within the required interest rate cap agreement and as a result, the loan is considered fixed rate debt.

The Macerich Company
Supplemental Financial and Operating Information (Unaudited)
Development and Redevelopment Pipeline Forecast
(Dollars in millions)
As of December 31, 2022
In-Process Developments and Redevelopments:

Property	Project Type	Total Cost (a)(b) at 100%			Ownership %	Pro Rata Total Cost (a)(b)			Pro Rata Capitalized Costs Incurred-to-Date(b)	Expected Opening (a)	Stabilized Yield (a)(b)(c)
Santa Monica Place Santa Monica, CA	Redevelopment of former Bloomingdale's/Arclight spaces with entertainment use, high-end fitness and co-working space	$35	—	$40	100%	$35	—	$40	$1	2024	22% - 24%
Scottsdale Fashion Square Scottsdale, AZ	Redevelopment of two-level Nordstrom wing with luxury-focused retail and restaurant uses	80	—	90	50%	40	—	45	3	2024	13% - 15%
TOTAL		$115	—	$130		$75	—	$85	$4

(a)Much of this information is estimated and may change from time to time. See the Company's forward-looking disclosure in the Executive Summary for factors that may affect the information provided in this table.

(b)This excludes GAAP allocations of non cash and indirect costs.

(c)Stabilized Yield is calculated based on stabilized income after development divided by project direct costs excluding GAAP allocations of non cash and indirect costs.

The Macerich Company
Corporate Information
Stock Exchange Listing

New York Stock Exchange

Symbol: MAC

The following table shows high and low sales prices per share of common stock during each quarter in 2022, 2021 and 2020 and dividends per share of common stock declared and paid by quarter:

	Market Quotation per Share		Dividends
Quarter Ended:	High	Low	Declared and Paid
March 31, 2020	$26.98	$5.49	$0.75
June 30, 2020	$13.18	$4.81	$0.50 (a)
September 30, 2020	$9.24	$6.55	$0.15
December 31, 2020	$12.47	$6.42	$0.15
March 31, 2021	$25.99	$10.31	$0.15
June 30, 2021	$18.88	$11.67	$0.15
September 30, 2021	$18.79	$14.85	$0.15
December 31, 2021	$22.88	$15.49	$0.15
March 31, 2022	$19.18	$13.93	$0.15
June 30, 2022	$15.77	$8.42	$0.15
September 30, 2022	$11.72	$7.40	$0.15
December 31, 2022	$13.53	$7.83	$0.17
(a) The dividend of $0.50 per share of the Company’s common stock declared on March 16, 2020, consisted of a combination of 80% shares of common stock and 20% in cash.

Dividend Reinvestment Plan

Stockholders may automatically reinvest their dividends in additional common stock of the Company through the Direct Investment Program, which also provides for purchase by voluntary cash contributions. For additional information, please contact Computershare Trust Company, N.A. at 877-373-6374.

Corporate Headquarters	Transfer Agent
The Macerich Company	Computershare
401 Wilshire Boulevard, Suite 700	P.O. Box 43078
Santa Monica, California 90401	Providence, RI 02940-3078
310-394-6000	877-373-6374
www.macerich.com	1-781-575-2879 International calls
www.computershare.com

Macerich Website

For an electronic version of our annual report, our SEC filings and documents relating to Corporate Governance, please visit www.macerich.com.

Investor Relations

Samantha Greening
Director, Investor Relations
Phone: 424-229-3333
samantha.greening@macerich.com